Exhibit 4.10

Confidential

Amendment #5

To

EXCLUSIVE LICENSE AGREEMENT

Apogee Biotechnology Corporation

and

RedHill Biopharma Ltd.

This Amendment is entered into effective as of the date of the last signature below (the “Effective Date”) by and between RedHill Biopharma Ltd. (“RedHill”) and Apogee Biotechnology Corporation (“Apogee”) to amend the terms of that Exclusive License Agreement entered into by the parties effective March 30, 2015 (“Agreement”).

NOW, THEREFORE, the mutual covenants set forth herein, the parties agree to amend the terms of the Agreement as follows:

1. Annex A is hereby amended and modified by adding to the list of Patents therein the following Patent:

•U.S. Provisional Patent Application Serial No. 62/792,996, filed January 16, 2019 which shall hereafter be a “Patent”, as defined in and for all purposes of the Agreement.

2. The Parties hereby agree that subject to the modifications specifically stated in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to the Agreement to be executed by their duly authorized representatives as of the Effective Date.

Apogee Biotechnology Corp.		RedHill Biopharma Ltd.

Signature:	/s/ Charles D. Smith	Signature:	/s/ Dror Ben-Asher
Name: Charles D. Smith		Name: Dror Ben-Asher
Title: President and CEO		Title: CEO
01/23/2019

		Signature:	/s/ Micha Ben Chorin
Name: Micha Ben-Chorin
Title: CFO